LEVY, STOPOL & CAMELO LLP
COUNSELORS AT LAW
1425 RXR PLAZE
UNIONDALE, NY 11556-1425

Robert S. Levy*
Larry N. Stopol*		NEW JERSEY OFFICE
Dianne M. Camelo*
	TEL. (516) 802-7007	617 Oradell Avenue
*Admitted in NY & NJ	FAX (516) 802-7008	Suite 2
Oradell, NJ 07649
Tel. (201) 599-1975
Fax (201) 599-1951

March 31, 2010

To the Lenders and the Administrative Agent Referred to Below
c/o JPMorgan Chase Bank, N.A., as Administrative Agent
270 Park Avenue
New York, New York 10017

Dear Sirs:

We have acted as counsel for Audiovox Corporation, a Delaware corporation (the "Borrower") and each of the subsidiaries listed on Schedule A hereto (each a "Select Subsidiary"), as guarantors, in connection with the Credit Agreement dated as of March , 2010 (the "Credit Agreement"), among the Borrower, the Select Subsidiaries parties thereto as guarantors, the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent and the Security Agreement dated as of March 31, 2010 and made in connection with the Credit Agreement. Terms defined in the Credit Agreement are used herein with the same meanings. This Opinion Letter is being furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a) of the Credit Agreement.

In so acting, we have examined the originals, or copies certified or otherwise identified to our reasonable satisfaction, of certificates of incorporation and, where applicable, formation, and by-laws, and where applicable, operating agreement(s), of each of the Borrower and the subsidiaries listed on Schedule A hereto (each a "Select Subsidiary"), the Loan Documents and such other records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions expressed herein. In such examinations, we have assumed the genuineness of all signatures and the conformity to the originals of all documents submitted to us as copies. As to various questions of fact material to the opinions expressed herein, we have relied upon statements or certificates of public officials and of officers/managers of the Borrower and its Select Subsidiaries, and upon the representations and warranties in the Loan Documents.

In rendering the opinions set forth herein, we express no opinion as to (i) licensing or other requirements of the Federal Communications Commission or any federal, state or local public utilities, communications or similar regulatory authority; (ii) the Assignment of Claims Act of 1940; (iii) any licensing or regulatory or other requirements involving imports and exports or international trade, or their respective applicability to the Borrower, the Loan Documents, or any other agreement, instrument or document executed or delivered pursuant to the Loan Documents or the transactions contemplated thereby; (iv) the laws of any jurisdiction other than the laws of the State of New York and, subject to the exceptions set forth above, the federal laws of the United States; (v) except as otherwise set forth on page [ ], paragraph [ ] hereof the creation, perfection or priority of any security interests or mortgage, or pledge or other lien purported to be created under the Loan Documents; and (vi) the legality, validity or binding effect, or enforceability of, (1) any self-help provisions, (2) provisions that purport to establish evidentiary standards, (3) terms and provisions of an agreement or instrument in circumstances in which certain terms and provisions of the agreement or instrument are illegal or unenforceable, (4) provisions related to waiver of remedies (or the delay or omission of enforcement of remedies), disclaimers, liability limitations, limitations on your obligations in circumstances in which a failure of condition or default by the Borrower is not material, prospective releases or waivers of legal or equitable rights or discharge of defenses, or reimbursement or indemnification in circumstances in which the person seeking reimbursement or indemnification has breached its duties under the applicable agreement or instrument or otherwise or itself has been negligent, and (5) provisions related to your ability to accelerate the date of payment or foreclosure on security in circumstances in which there has not been a material default by the Borrower, or in circumstances in which a default has been cured within a reasonable time.

In rendering the opinions set forth herein, we have assumed that the Administrative Agent and each Lender has the power to enter into and perform the Credit Agreement and other Loan Documents to which each is a party, and that the Credit Agreement and other Loan Documents have been duly authorized, executed and delivered by the Administrative Agent and/or each such Lender and are legal, valid and binding upon each of them.

Based solely upon and subject to the foregoing and subject to the assumptions, limitations, exceptions and qualifications set forth herein, we are of the opinion that:

1. The Borrower and each of the Select Subsidiaries (a) is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where any significant portion of the Collateral is located.

2. The Borrower has the requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and the Security Agreement and to borrow under the Credit Agreement, and to grant the security interests to be granted by it pursuant to the Security Agreement.

Each Select Subsidiary has the requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and under the Security Agreement and to grant the security interests to be granted by it pursuant to the Security Agreement.

The Borrower and each Select Subsidiary have duly authorized, executed and delivered the Credit Agreement and the Security Agreement to the Administrative Agent and the Credit Agreement and Security Agreement constitute valid and legally binding obligations of the Borrower and each Select Subsidiary enforceable in accordance with their terms.

3. The Transactions and the granting of any security interest under the Security Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Select Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Select Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Select Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or the Select Subsidiaries (except for Liens created in favor of the Administrative Agent by the Loan Documents).

4. There are no legal or arbitral proceedings, and no proceedings by or before any governmental or regulatory authority or agency, pending against, or to the best of our knowledge, threatened against or affecting the Borrower or any Select Subsidiary or any properties or rights of the Borrower or any Select Subsidiary, which if adversely determined, would have a Material Adverse Effect.

5. Neither the Borrower nor any of the Select Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

6. The application of the proceeds of the Loans as provided in the Credit Agreement will not violate Regulations T, U and X of the Board of Governors of the Federal Reserve System.

7. The Security Agreement, is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest (the "Article 9 Security Interest") in the collateral described in the Security Agreement (the "Article 9 Collateral"). Based solely upon the UCC searches reviewed by the undersigned for the Borrower and each Select Subsidiary, the UCC-1's attached hereto as Annex I are in proper form for filing and upon the proper filing of the UCC-1's, with the Secretary of State in Delaware for the Borrower and in each of the jurisdictions indicated on Schedule A for each of the Select Subsidiaries, the security interest in the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under the U.C.C. (the "Filing Collateral") will be perfected.

This Opinion Letter may be relied upon only by the Administrative Agent and the Lenders and solely in connection with the Credit Agreement and the borrowings contemplated thereby, and may not be used or relied upon by the Administrative Agent, the Lenders or any other person for any purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,

LEVY,STOPOL & CAMELO, LLP

By: /s/ Dianne M. Camelo

Schedule A

SELECT SUBSIDIARIES OF

AUDIOVOX CORPORATION

Name of Corporation	Jurisdiction of Incorporation
Audiovox Electronics Corporation	Delaware
Audiovox Accessories Corporation	Delaware
Audiovox Consumer Electronics, Inc.	Delaware
American Radio Corp.	Georgia
Code Systems, Inc.	Delaware
Technuity Inc.	Indiana
Batteries.com, LLC	Indiana